UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                 FORM 8-K


                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                     Date of Report - February 14, 2003
               Date of Earliest Event Reported - February 13, 2003




                     THE MAY DEPARTMENT STORES COMPANY
           (Exact name of Registrant as specified in its charter)

          Delaware                   I-79               43-1104396
       (State or other            (Commission         (IRS Employer
        jurisdiction of            File Number)        Identification No.)
        incorporation)



         611 Olive Street, St. Louis, Missouri                  63101
        (Address of principal executive offices)              (Zip code)



            Registrant's telephone number, including area code:
                               (314) 342-6300




Item 7.   Financial Statements and Exhibits.

    (c) Exhibits. The following documents are filed as Exhibits.


Exhibit No.	Exhibit

99.1		Press Release, dated February 13, 2003






Item 12.   Results of Operations and Financial Condition.

On February 13, 2003, the registrant issued a press release announcing its financial results for the 52-week period ending
February 1, 2003. A copy of the press release is furnished herewith as Exhibit 99.1.





				SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       THE MAY DEPARTMENT STORES COMPANY


Dated: February 14, 2003                  By:    /s/ Richard A. Brickson
                                                     Richard A. Brickson
                                            Secretary and Senior Counsel




                                EXHIBIT 99.1




                 THE MAY DEPARTMENT STORES COMPANY REPORTS
              FISCAL 2002 RESULTS; DIVIDEND INCREASED TO $.96

ST. LOUIS, Feb. 13, 2003 - The May Department Stores Company (NYSE:
MAY) today announced earnings per share, net earnings and net sales for fiscal 2002, which ended Feb. 1, 2003.

Diluted earnings per share for 2002, excluding division combination and early debt redemption costs, were $2.02, compared with $2.22 in fiscal 2001. Net earnings for 2002, excluding the above expenses, were $624 million, compared with $706 million a year ago. Net sales for fiscal 2002 were $13.49 billion, a 2.8% decrease,compared with $13.88 billion in fiscal 2001.

"This was a disappointing year for us," said Gene S. Kahn, May's chairman and chief executive officer, "and we are not satisfied with our sales or earnings results. It is not the performance we expect of ourselves."

For the fourth quarter of fiscal 2002, diluted earnings per share,excluding division combination costs, were $1.28, compared with $1.36 last year. Net earnings, excluding division combination costs, were $391 million,compared with $431 million last year. Net sales for the quarter were $4.37 billion, compared with $4.58 billion in the similar period last year.

During the fourth quarter of 2002, the company recorded $6 million or 2 cents per share as division combination costs for the closure of its Arizona Credit Center and realignment of its data centers. Including these costs, net earnings for the fourth quarter of 2002 were $387 million or $1.26 per share, compared with $431 million or $1.36 per share for the similar period in 2001.

For fiscal 2002, net earnings were $542 million or $1.76 per share, including division combination costs of $114 million ($76 million after-tax) and early debt redemption costs of $10 million ($6 million after-tax). Net earnings for the similar period in 2001 were $703 million or $2.21 per share, including early debt redemption costs of $5 million ($3 million after-tax).

The company began disclosing net sales rather than net retail sales in January 2003. The difference between net sales and net retail sales is not material. Also beginning with fiscal 2002, finance charge income is recorded as a re-duction of selling, general and administrative expenses rather than as a component of revenue.

May's board of directors approved an increase in the annual dividend rate to 96 cents per share from 95 cents per share, payable March 15, 2003, to shareowners of record as of March 1, 2003. This is the 28th consecutive year of dividend increases and represents 92 years of uninterrupted cash dividends.
                                  - more -

                                     2

"Despite the disappointing 2002 results, we did make significant progress in implementing key strategies and objectives," said Mr. Kahn. "We remain steadfast in our belief that our merchandising initiatives, our inventory management, our steps to control expenses, and our exceptional team of associates give us a strong foundation for 2003."

Mr. Kahn noted the following achievements in 2002:

Our operating cash flow was $1.5 billion, one of the strongest in the retail industry. This strength enables us to make purchases and acquisitions, build new stores, and remodel and expand existing stores. We also reduced long-term debt by nearly $500 million in 2002.

We opened 11 new department stores in 2002: three Lord & Taylor stores, two Foley's stores, two Hecht's stores, and one store each for Filene's, Kaufmann's, Robinsons-May, and The Jones Store. The new stores added 1.7 million square feet of retail space.

We introduced a new store design in three of our 2002 stores - for Filene's in Leominster, Mass.; Hecht's in Greensboro, N.C.; and Robinsons-May in Irvine, Calif. The new concept features a contemporary design, flexible merchandise presentations, an easy-to-shop format, and express checkout. At 140,000 square feet, we are able to open these new-concept stores in smaller retail developments including new mixed-use "lifestyle" projects.

We plan to open 11 new department stores in 2003: three Foley's stores, three Kaufmann's stores, and one store each for Famous-Barr, Filene's, Hecht's, Lord & Taylor,and Meier & Frank. The new Famous-Barr, Filene's and
Meier & Frank locations - and one of the Kaufmann's locations - will be "lifestyle" stores.

Several new proprietary brands debuted in our full-line department stores during 2002. These brands have been well-received by customers, as have the new proprietary brands introduced at Lord & Taylor last year. Our exclusive product offering is key to attracting a broader customer base, differentiating our stores from the competition, and offering our customers newness and fashion that are priced right with a superior price-to-value relationship.

While many of our initiatives - such as proprietary brands, "lifestyle" stores and the Bridal Group - support our pursuit of the younger customer, we remain committed to serving our baby boomer customer.

We made significant progress in narrowing our merchandise assortments to eliminate duplication, reduce crowding on the selling floor, and help customers better understand the options available in putting together outfits.

We continued our focus on making the casual, relaxed lifestyle the cornerstone of our merchandising strategy, while remaining equally committed to a strong tailored and dress-up assortment. In children's, we implemented our everyday playwear initiative to offer fun styles combined with great values in the clothes kids wear each day.

Our Bridal Group continued its strong performance. We opened 30 David's Bridal stores in 2002 and plan to open 30 stores in 2003. After Hours Formalwear and Priscilla of Boston, which were acquired a year ago, also offer significant growth opportunities. Our alliance with The Knot, the largest online wedding planning resource, began during 2002 and also contributes to the growth of our Bridal Group, our department stores' bridal registry service, and our pursuit of the younger customer.
                                  - more -

                                     3

We took major steps during 2002 to streamline our operations and reduce costs. In August, we completed the Filene's/Kaufmann's and Robinsons-May/Meier & Frank division combinations. These combinations will save approximately $60 million annually. In January 2003, we announced the closing of our Arizona Credit Center and the realignment of our data centers, transferring their functions to an existing location in Lorain, Ohio.
                                  #  #  #

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

              CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

                                     4


                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED RESULTS OF OPERATIONS


                                     52 Weeks Ended                           13 Weeks Ended
                              Feb. 1, 2003     Feb. 2, 2002          Feb. 1, 2003     Feb. 2, 2002
                                        % to             % to                % to            % to
(millions, except per share)     $     Sales      $     Sales         $     Sales      $    Sales

Net sales                     $13,491          $13,883             $ 4,373          $ 4,576

Cost of sales (A):
 Recurring                      9,440  70.0%     9,632  69.4%        2,947  67.4%     3,031  66.2%
 Nonrecurring - division
   combination markdowns           23   0.2          -   0.0             -   0.0          -   0.0
Selling, general, and
 administrative expenses        2,772  20.5      2,758  19.9           766  17.5        763  16.7
Division combination costs         91   0.7          -   0.0             6   0.2          -   0.0
Interest expense, net             345   2.5        354   2.5            80   1.8         87   1.9

Earnings before income taxes      820   6.1      1,139   8.2           574  13.1        695  15.2

Provision for income taxes        278  33.9 *      436  38.3 *         187  32.6 *      264  37.9 *

Net earnings                  $   542   4.0%   $   703   5.1%      $   387   8.9%   $   431   9.4%

Diluted earnings per share    $  1.76          $  2.21             $  1.26          $  1.36

Excluding division
 combination costs:
 Net earnings                 $   618   4.6%   $   703   5.1%      $   391   9.0%   $   431   9.4%
 Diluted earnings per share   $  2.00          $  2.21             $  1.28          $  1.36

Dividends paid
 per common share             $   .95          $   .94             $   .23-3/4      $   .23-1/2

Diluted average shares
 and equivalents                307.9            317.6               306.2            310.9

Depreciation and amortization $   557          $   559 **          $   143          $   158 **

 *  Percent represents effective income tax rate.
** Includes $13 million and $42 million of goodwill amortization in the 13 weeks and 52 weeks ended Feb. 2, 2002, respectively.

(A) Merchandise inventories are principally valued on the LIFO (last-in, first-out) cost basis using the retail method. There was no LIFO provision or credit recorded in fiscal year 2002 or the fourth quarter of 2002. The 2001 LIFO provision decreased cost of sales by $30 million, or 0.2% of sales. The 2001 fourth quarter LIFO provision decreased cost of sales by $50 million, or 1.1% of sales.

                Net Sales - Percent Decrease From Prior Year

Net sales include sales from all stores operating during the periods and lease department income. Store-for-store sales compare sales of stores open during both years beginning the first day a new store has prior-year sales and exclude sales of stores closed during both years. The company began disclosing net sales rather than net retail sales in January 2003. The difference between net sales and net retail sales is not material. Also beginning with fiscal 2002, finance charge income is recorded as a reduction of selling, general and administrative expenses rather than as a component of revenue.

                                52 Weeks Ended        13 Weeks Ended
                                  Feb. 1, 2003          Feb. 1, 2003
                                    Store-for-            Store-for-
                             Total       Store      Total      Store

                              (2.8)%      (5.3)%     (4.4)%     (6.0)%


                                     5

                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEET

(millions)
                              Feb. 1,    Feb. 2,    LIABILITIES AND                      Feb. 1,   Feb. 2,
ASSETS                           2003       2002    SHAREOWNERS' EQUITY                     2003      2002

Cash and cash equivalents     $    55    $    52    Notes payable                        $   150   $    78
Accounts receivable, net        1,741      1,938    Current maturities of long-term debt     139       255
Merchandise inventories         2,857      2,875    Accounts payable                       1,099     1,023
Other current assets               69         60    Accrued expenses                       1,014       900
Total Current Assets            4,722      4,925    Income taxes payable                     264       272
                                                    Total Current Liabilities              2,666     2,528

Property and equipment, net     5,466      5,264    Long-term debt                         4,035     4,403
Goodwill and other intangibles  1,617      1,612    Deferred income taxes                    710       696
Other assets                      131        119    Other liabilities                        377       370
                                                    ESOP preference shares                   265       286
                                                    Unearned compensation                   (152)     (204)

                                                    Shareowners' equity                    4,035     3,841

                                                    Total Liabilities and
Total Assets                  $11,936    $11,920     Shareowners' Equity                 $11,936   $11,920



                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)                                        Fiscal Year Ended
                                                    2002       2001
Operating activities:
 Net earnings                                     $  542     $  703
 Depreciation and amortization                       557        559
 Decrease in working capital and other               361        382
Total operating activities                         1,460      1,644

Investing activities:
 Net additions to property and equipment            (790)      (756)
 Business combinations                                 -       (425)
Total investing activities                          (790)    (1,181)

Financing activities:
 Net (payments) issuances
  of notes payable and long-term debt               (362)       150
 Net purchases of common stock                       (14)      (420)
 Dividend payments                                  (291)      (297)
Total financing activities                          (667)      (567)

Increase (decrease) in cash and cash equivalents       3       (104)

Cash and cash equivalents, beginning of period        52        156

Cash and cash equivalents, end of period          $   55     $   52



                                     6

                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Cost of Sales For the 52 weeks ended Feb. 1, 2003, recurring cost of sales as a percent of sales increased 0.6% because of a 0.9% increase in occupancy costs and a 0.2% increase for the effect of the LIFO (last-in, first-out) cost method, offset by a 0.6% decrease in the cost of merchandise. The company did not have a LIFO provision or credit in fiscal 2002, compared with a fiscal 2001 LIFO credit of $30 million ($.06 per share). In addition, division combination markdowns of $23 million were incurred in 2002 to conform merchandise assortments and synchronize pricing and promotional strategies.

For the 13 weeks ended Feb. 1, 2003, recurring cost of sales as a percent of sales increased 1.2% because of a 0.4% increase in occupancy costs and a 1.1% increase for the effect of the LIFO cost method, offset by a 0.4% decrease in the cost of merchandise. A LIFO credit of $50 million ($.11 per share) was recorded in the fourth quarter of 2001; no LIFO provision or credit was recorded in the fourth quarter of 2002.

Selling, General, and Administrative Expenses (SG&A) SG&A expenses as a percent of sales increased from 19.9% in 2001 to 20.5% in 2002 because of a 0.5% increase in payroll and a 0.2% increase in advertising, offset by a 0.2% decrease from the elimination of goodwill amortization. SG&A expenses as a percent of sales increased from 16.7% in the fourth quarter of 2001 to 17.5% in the fourth quarter of 2002 because of a 0.3% increase in payroll, a 0.3% increase in advertising, and a 0.2% increase in credit expense, offset by a 0.2% decrease from the elimination of goodwill amortization.

Division Combination Costs Nonrecurring charges of $114 million or $.24 per share were incurred in 2002, of which $23 million is included in cost of sales for division combination markdowns. Total charges include the Filene's/Kaufmann's and Robinsons-May/Meier & Frank division combinations, the announced closure of the Arizona Credit Facility, and the realignment of the company's data centers. Fourth quarter charges were $6 million or $.02 per share.

Income Taxes   The effective tax rate for 2002 was 33.9%, compared with 38.3%
in 2001. The rate reduction in 2002 is due to the favorable impact of eliminating goodwill amortization, corporate structure changes, changes in tax regulations and a one-time benefit of 3.0% recorded in the fourth quarter for the recent resolution of various matters.

Interest Expense   For the 52 weeks ended Feb. 1, 2003, the interest expense
decrease of $9 million was due to lower borrowing and reduced interest rates on short-term debt, offset by an increase in early debt redemption costs of $5 million in 2002.

Impact of New Accounting Pronouncements   In the first quarter of 2002, the
company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which eliminates goodwill amortization. In fiscal year 2001, $42 million of goodwill amortization was included in SG&A expenses, which decreased net earnings by $37 million. In the fourth quarter of 2001, $13 million of goodwill amortization was included in SG&A expenses, which decreased net earnings by $12 million.

In 2002, the company adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The impact of adopting this statement was the reclassification of the 2001 extraordinary loss of $3 million (net of $2 million in taxes) to interest expense and income taxes, and the classification of the $10 million loss on early debt redemption as interest expense in the current year.

In 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue
No. 02-16, Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor. EITF Issue No. 02-16 provides guidance on how cash consideration received by a customer or reseller should be classified in the customer's statement of earnings. The company does not expect EITF Issue No. 02-16 to impact its consolidated financial position or operating results.

Reclassifications Certain prior-year amounts have been reclassified to conform with the current-year presentation.




                                     7

                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                  FINANCIAL HIGHLIGHTS

(millions, except per share)          2002*       2001        2000        1999        1998       1997

Net sales                          $13,491     $13,883     $14,210     $13,562     $12,792    $12,071
Operating earnings                 $ 1,279     $ 1,493     $ 1,747     $ 1,810     $ 1,673    $ 1,578
 Memo: LIFO credit included
  in operating earnings                  -         (30)        (29)        (30)        (28)        (5)
Percent of sales                       9.5%       10.8%       12.3%       13.3%       13.1%      13.1%
 Memo: LIFO credit                     0.0        (0.2)       (0.2)       (0.2)       (0.2)      (0.0)
Interest expense, net                 (345)       (354)       (345)       (287)       (278)      (304)
Earnings before income taxes           934       1,139       1,402       1,523       1,395      1,274
Provision for income taxes            (316)       (436)       (544)       (596)       (546)      (499)
Net earnings                       $   618     $   703     $   858     $   927     $   849    $   775
Diluted earnings per share         $  2.00     $  2.21     $  2.62     $  2.60     $  2.30    $  2.06
Net earnings as a percent of sales     4.6%        5.1%        6.0%        6.8%        6.6%       6.5%
Return on beginning net assets        12.9%       15.5%       19.5%       20.7%       19.8%      18.5%
Return on shareowners'
 beginning equity                     16.1%       18.2%       21.0%       24.1%       22.2%      21.1%
Dividends paid per common share    $   .95     $   .94     $   .93     $   .89     $   .85    $   .80
Annual dividend rate per common
 share effective March 15, 2003    $   .96

All years are 52-week fiscal years except 2000, which included 53 weeks.

*Amounts are before division combination costs of $114 million ($76 million after-tax) or $.24 per share.